Exhibit 99.1

VOLTA REALIGNS ORGANIZATION TO REDUCE COSTS AND DRIVE STRATEGIC PRIORITIES

NEW YORK, NY (September 28, 2022) – Volta Inc. (NYSE: VLTA) today announced an organizational realignment to reduce costs and drive strategic priorities. This refocuses resources on accelerating the company’s successful digital advertising business, collaborating with Volta’s numerous retail and commercial property partners, and driving public-private partnerships that align with the $7.5 billion of funding the Federal government has allocated towards public EV charging infrastructure buildout under the Bipartisan Infrastructure Law.

Under the strategic reprioritization, Volta is focused on:

●	Streamlining the Organization: Today’s announcement represents a 10% reduction in current full-time employees. As of today, Volta has reduced approximately 18% of its full-time employees through other workforce reductions and organic attrition since June 1, 2022.

●	Delivering Additional Cost Savings: Volta is implementing additional cost savings initiatives through tightening business processes, limiting the use of outside consultants, consolidating teams and its three San Francisco offices into one, and managing marketing and administrative costs.

●	Competing for Federal Funds: Volta’s model is attractive to municipalities, as demonstrated by its recent collaboration with the City of Hoboken. The company’s dedicated team is well-positioned as a public-private partner for state and federal government funding, as evidenced by Volta’s relationship with the State of Michigan and DTE Energy. Volta intends to continue prioritizing EV charger installations that qualify for government-provided funds by leveraging its award-winning PredictEV® infrastructure planning software. By analyzing multiple data sources, including local economic and equity data, PredictEV can identify locations within the company’s pipeline of more than 8,200 EV charging stalls signed or covered under master service agreements (MSAs) that satisfy the government’s requirements.

"The Volta Board of Directors and senior executives are taking difficult but important steps to align the business with current market dynamics and position the company for long-term success," said Vince Cubbage, Interim Chief Executive Officer of Volta. "Despite near-term challenges, there is significant opportunity ahead in the EV charging market as adoption accelerates and federal funding for EV infrastructure is deployed. We are evaluating every aspect of the business to set Volta up to capture this opportunity through disciplined management, preservation of capital, reduction of operating expenses, and an increased focus on public-private partnerships that more efficiently grow our network and satisfy the needs of all of our stakeholders."

Financial and Install Outlook Update

The cost efficiency measures announced today intend to align Volta’s business with current market conditions. In addition to the risk factors outlined in Volta’s previous disclosures, these factors include: the advertising environment, particularly as automotive brands delay advertising spend due to inventory shortages; limited electrical transformer availability affecting DC Fast charger installations; and the impact of the Q4 shopping season on construction availability at commercial properties.

Given the ongoing execution of Volta’s strategic reprioritization, combined with these market conditions and an uncertain macroeconomic environment, the company is revising its Q3 revenue guidance to between $13.5 million and $14.5 million. Furthermore, the company is withdrawing its full year 2022 revenue and install guidance until further notice. Volta remains committed to securing additional funding — including government incentives that will become available in 2023 — and pursuing further cost savings initiatives.

About Volta

Volta Inc. (NYSE: VLTA) is an industry-leading electric vehicle ("EV") charging and media company. Volta's unique network of charging stations powers vehicles and drives business growth while accelerating a clean energy future. Volta delivers value to site partners, brands, and consumers by installing charging stations that feature large-format digital advertising screens located steps away from the entrances of popular commercial locations. Retailers can attract and influence foot traffic, advertisers can precisely target audiences, and EV drivers can charge their vehicles seamlessly as they go about their daily routines. Volta's extensive network leverages its proprietary PredictEV® platform, which uses sophisticated behavioral science and machine learning technology to help commercial property owners, cities, and electric utilities plan EV infrastructure intelligently, efficiently, and equitably.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding our electric vehicle charging and media network. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the factors, risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at www.voltacharging.com. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media / Press:

Jette Speights

jette@voltacharging.com

Investor / Analyst:

Katherine Bailon

katherine@voltacharging.com